Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of September 8, 2023 between Repligen Corporation, a Delaware corporation (the “Company”), and Olivier Loeillot (the “Executive”) and shall become effective on the first date of the Executive’s employment with the Company, which date is currently anticipated to be October 1, 2023 (such date, or another date if mutually agreed by the parties in writing, the “Effective Date”).

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to be employed, pursuant to the terms described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Position and Duties. The Executive shall serve as the President and Chief Commercial Officer of the Company and shall have such other powers and duties as may from time to time be prescribed by the Company’s Chief Executive Officer (the “CEO”). The Executive shall devote his full working time and efforts to the business and affairs of the Company.
2.
Compensation and Related Matters.
(a)
Base Salary. As of the Effective Date, the Executive’s annual base salary rate is $600,000. The Executive’s base salary shall be redetermined annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)
Annual Bonus. The Executive shall be eligible to receive an annual performance bonus under the Company’s Executive Incentive Compensation Plan (or such other applicable plan or program adopted by the Company) (the “Bonus Plan”). The Executive’s target annual bonus shall initially be 75% of the Base Salary. The actual bonus will be subject to the Compensation Committee’s assessment of the Executive’s performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Compensation Committee and the terms of the Bonus Plan. The annual performance bonus, if any, shall be paid between January 1 and March 15 of the calendar year following the applicable bonus year. The Board expects to review the Executive’s job performance and responsibilities on at least an annual basis and will discuss with the Executive the criteria which the Compensation Committee will use to assess the Executive’s performance for bonus purposes. The Compensation Committee also may make adjustments in the targeted amount of the Executive’s annual performance bonus. Any annual bonus for the year in which the Effective Date occurs shall be prorated based on when in the year the Effective Date occurs.
(c)
Signing Bonus. Within 30 days after the Effective Date, the Company will pay the Executive a one-time cash award in a lump sum of $1,350,000 (the “Signing Bonus”). If the Executive resigns without Good Reason or is terminated by the Company for Cause (in each case as defined in the Severance Plan, as defined below), in either case on or prior to December 31, 2024, the Executive shall repay a prorated portion of the Signing Bonus, after taxes (prorated by multiplying the Signing Bonus amount by a fraction, the numerator of which is the number of days between the Effective Date and the Date of Termination (as defined below) and the denominator of which is the number of days between the Effective Date and December 31, 2024) to the Company by no later than 14 days after the Date of Termination.
(d)
Initial and 2024 Equity Awards.
(i)
Subject to Compensation Committee approval, the Company shall grant the Executive an option to purchase shares of the Company’s Common Stock (the “Option Grant”), and a restricted stock unit award (the “RSU Grant” and collectively with the Option Grant, the “Initial Equity Awards”)) under

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the Company’s 2018 Stock Option and Incentive Plan (as may be amended from time to time, the “Plan”). The aggregate grant date fair value of the Initial Equity Awards shall be $4 million and shall be split equally (based on grant date fair value, with the grant date fair value of the Option Grant determined using a Black-Scholes methodology and the Company’s customary assumptions therefor) between the Option Grant and the RSU Grant. The Initial Equity Awards shall vest and become exercisable or nonforfeitable (as applicable) in equal installments on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company through the applicable vesting date. The Initial Equity Awards shall be subject to the terms and conditions set forth in the Plan and in the Stock Option Agreement and Restricted Stock Unit Award Agreements memorializing the terms of the Initial Equity Awards.
(ii)
Subject to Compensation Committee approval and the Executive’s continued employment as President and Chief Commercial Officer through the grant date, the Company shall grant the Executive an annual equity award for 2024 in connection with the Executive’s role as President and Chief Commercial Officer, with 50% of the grant in the form of time-based restricted stock units, 25% of the grant in the form of options to purchase the Company’s Common Stock and 25% of the grant in the form of performance-based restricted stock units (in each case, based on grant date fair value) (collectively, the “2024 Equity Awards”). The 2024 Equity Awards will be awarded when annual equity awards are granted to other senior executives of the Company. The aggregate grant date fair value of the 2024 Equity Awards shall be $1 million. The 2024 time-based restricted stock units and 2024 stock option grant shall vest and become exercisable or nonforfeitable (as applicable) in equal installments on each of the first, second and third anniversaries of the grant date, subject to Executive’s continued employment with the Company through the applicable vesting date. The 2024 performance-based restricted stock units will be earned and vest based upon the achievement of performance criteria to be discussed with the Executive and determined by the Compensation Committee, subject to the Executive’s continued employment with the Company through the applicable vesting date(s). The 2024 Equity Awards shall be subject to the terms and conditions set forth in the Plan and the stock option agreement and time- and performance-based restricted stock unit award agreements.
(e)
Additional Equity Awards. The Executive may be eligible to receive additional incentive equity awards under the Company’s executive incentive plans or programs (each such plan or program, an “LTI Plan”). Any actual awards under any LTI Plan (“LTI Awards”) are discretionary and will be subject to the Board’s assessment of the Executive’s performance, as well as business conditions at the Company. Any LTI Awards will be subject to approval by and adjustment at the discretion of the Compensation Committee and the terms of any applicable LTI Plan. The Executive will be eligible to participate in the Company’s equity incentive program as may be in effect from time to time in accordance with the terms determined by the Compensation Committee.
(f)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the term of his employment and in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(g)
Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans, which benefits include, but are not limited to, medical, dental and vision care coverage, short- and long-term disability and life insurance, and participation in the Company’s 401(k) plan.
(h)
Vacations. The Executive shall be entitled paid time off (vacation/personal days) each year in accordance with the Company’s vacation policy as in effect from time to time.
3.
Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)
Death. The Executive’s employment hereunder shall terminate upon his death.

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(b)
Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)
Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” is defined in the Severance Plan.
(d)
Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)
Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” is defined in the Severance Plan.
(f)
Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination in accordance with Section 6(f) of the Severance Plan.
(g)
Date of Termination. “Date of Termination” is defined in the Severance Plan.
4.
Compensation Upon Termination. As of the Effective Date, the Executive shall be eligible as an “NEO Participant” under the Repligen Corporation Amended And Restated Severance And Change In Control Plan (such Plan as in effect from time to time is the “Severance Plan.”) The current version of the Severance Plan is attached hereto as Exhibit A.
5.
Confidential Information, Invention Assignment, Noncompetition, Nonsolicitation and Cooperation.
(a)
Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 5(b) (“Confidentiality”).

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(b)
Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.
(c)
Invention Assignment. While employed by the Company and when the Executive ceases to be employed by the Company for any reason, the Executive promptly and fully shall disclose in writing to the Company and hold in trust for the sole right and benefit of the Company, all ideas, plans, designs, methods, scripts, concepts, recordings, techniques, discoveries, inventions, developments, improvements, trade secrets, advertising and promotional materials, computer systems, programs, software, source codes, and object codes, specifications, and other proprietary data, records, knowledge, and information that the Executive solely or jointly knows, creates, conceives, develops, or reduces to practice while employed by the Company, if and to the extent they (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to the Executive by the Company or the work performed by the Executive for the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Intellectual Property”), whether or not patentable or capable of copyright or trademark registration, and whether or not created, conceived, developed, or reduced to practice during normal working hours, at the request of the Company, or before or after the execution date of this Agreement. By executing this Agreement, the Executive acknowledges that all work performed by the Executive is on a “work for hire” basis, and Executive assigns and transfers unconditionally all of the Executive’s right, title, and interest in and to all Intellectual Property to the Company. While employed by the Company and at all times thereafter, the Executive shall do all things, and execute all documents, including applications for patents, copyrights, and trademarks, and for renewals, extensions, and divisions thereof, that the Company may request to create, enforce, or evidence the Company’s rights to any Intellectual Property. If the Company is unable for any reason whatsoever to obtain the Executive’s signature or assistance, the Executive irrevocably appoints the Company, and each of its officers, as the Executive’s agent and attorney-in-fact, with full power of substitution, to sign, execute, and file in the name and behalf of Employee any document required to prosecute or apply for any foreign or United States patent, copyright, trademark, or other proprietary protection, including renewals, extensions, and divisions, and to do all other lawful acts to further the issuance or prosecution of a patent, copyright, trademark, or other proprietary protection, all with the same legal force and effect as if done or executed by the Executive. To preclude any possible uncertainty, if there are any intellectual property rights that the Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of the Executive’s employment with the Company that the Executive considers to be the Executive’s property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”), the Executive has provided the Company with a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause the Executive to violate any prior confidentiality agreement, the Executive understands that the Executive is not to list such Prior Inventions but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which the Executive is named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), the Executive has also provided a list of those Other Patent Rights to the Company. If no such disclosure is provided to the Company, the Executive represents that there are no Prior Inventions or Other Patent Rights. If, in the course of the Executive’s employment with the Company, the Executive incorporates a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense directly and indirectly through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, the Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company Intellectual Property without the Company’s prior written consent
(d)
Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain

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the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.
(e)
Noncompetition and Nonsolicitation. The Executive understands that the restrictions set forth in this Section 5(e) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.
(i)
During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination (the “Noncompete Restricted Period”), the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). Notwithstanding this foregoing Section 5(e)(i), the Executive shall not be subject to the restrictions of this Section 5(e)(i) after the Executive’s employment with the Company ends (nor entitled to the Noncompetition Consideration set forth below) if the Company terminates the Executive’s employment without Noncompete Cause or lays the Executive off. For its part, the Company agrees to provide the Noncompetition Consideration to the Executive in exchange for the Executive’s post-employment obligations under this Section 5(e)(i); provided that the Company may waive its rights under this Section 5(e)(i) and in such event, the Company shall not be obligated to provide the Noncompetition Consideration. The Executive acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. The Executive further acknowledges and agrees that any payments the Executive receives pursuant to this Section 5(e)(i) shall reduce (and shall not be in addition to) any severance or separation pay that the Executive is otherwise entitled to receive from the Company pursuant to an agreement, plan (including the Severance Plan referred to in this Agreement) or otherwise. Notwithstanding the foregoing, (I) the Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business; and (II) after the Executive’s employment with the Company ends, the Executive may join other boards of directors or serve companies in an Advisor capacity (collectively, “Permitted Advisor Service”), except that the Executive may not engage in Permitted Advisor Service during the Noncompete Restricted Period with respect to the following companies: Danaher, Thermo, Sartorius and Merck Millipore. The Executive acknowledges and agrees that (A) the Executive received this Agreement at least ten (10) business days before the commencement of the Executive’s employment with the Company; and (B) the Executive has been advised by the Company that the Executive has the right to consult with counsel prior to signing this Agreement.
(ii)
Certain Definitions
(A)
“Competing Business” shall mean any business that develops, sells or markets:
(1)
Upstream process intensification tools, downstream chromatography systems, downstream filtration systems, and/or consumables (including affinity ligands, analytics with a focus on in-line analytics and fluid management consumables); and/or
(2)
Any other products or technologies, including bioprocess products or technologies, developed or acquired, or those that are in the formative stage of being developed or acquired, by Company during the time period it employed the Executive.
(B)
“Noncompete Cause” shall mean a reasonable and good faith basis for the Company to be dissatisfied with the Executive’s job performance, the Executive’s conduct or the Executive’s behavior.
(C)
“Noncompetition Consideration” shall mean of payments to the

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Executive for the post-employment portion of the Noncompete Restricted Period (but for not more than twelve (12) months following the end of the Executive’s employment) at the rate of 50% of the highest annualized base salary paid to the Executive by the Company within the two-year period preceding the last day of the Executive’s employment.
(iii)
During the Executive’s employment with the Company and for 24 months thereafter, regardless of the reason for the termination, the Executive: (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment or engagement with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.
(f)
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(g)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this subsection.
(h)
Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 6 (“Arbitration”) of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
(i)
Protected Disclosures. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.
(j)
Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local

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government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.
Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section shall be specifically enforceable. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section.
7.
Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 6 (“Arbitration”) of this Agreement, the parties hereby waive any right to a jury with respect to such action and consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
8.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.
9.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year

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(except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
10.
Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
11.
Indemnification and D & O Insurance.
(a)
The Executive shall be entitled to benefit from the Company’s officer indemnification agreements and insurance coverage to the same extent as other senior executive officers of the Company (including the right to such coverage or benefit following the Executive’s employment to the extent liability continues to exist). The Company fully respects the Executive’s lawful obligations to the Executive’s prior employers.
(b)
Based on the Executive’s disclosures to the Company, the Company is confident that the Executive may perform the Executive’s duties to the Company under the terms of this Agreement without violating any obligation, to any prior employer, that the Executive has disclosed to the Company. However, the Company is aware of the fact that former employers at times do pursue specious claims and file lawsuits for improper or misguided purposes. Therefore, in the event that any lawsuit is brought against the Executive at any time by a former employer of the Executive’s based on the Executive’s alleged breach of any noncompetition obligation to such former employer that the Executive has disclosed to the Company (such lawsuit, a “Specified Proceeding”), the Company agrees to defend the Executive in such Specified Proceeding (with counsel selected by the Company) and to pay the Executive’s reasonable Expenses incurred in such Specified Proceeding (such obligation, the “Obligation”). The term "Expenses" shall mean reasonable attorneys' fees and retainers, court costs, transcript costs, reasonable fees of experts, reasonable travel expenses, and other reasonable disbursements or expenses of the types customarily incurred in connection with judicial proceedings, including the amount of judgments, fines or penalties against the Executive or amounts paid in settlement in connection with such matters; provided, however, that the Company only will pay the amount of a settlement of the Specified Proceeding if the settlement terms are acceptable to the Company, and (notwithstanding anything herein to the contrary) upon the Company’s payment of such settlement amount, the Obligation shall terminate. Notwithstanding the foregoing, the Obligation will not apply to, and the Company may seek reimbursement for, any Expenses paid by the Company with respect to, any Specified Proceeding in which (i) the Executive asserts claims of any kind against the Company or any of its officers, employees or agents; or (ii) a court determines that the Executive has breached the Executive’s confidentiality, return of property or nonsolicitation obligations to any former employer or committed fraud, willful misconduct, or

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gross negligence. To the extent this subsection 11(b) conflicts with, or is different in scope than, subsection 11(a) with respect to any Specified Proceeding, this subsection 11(b) shall prevail.
12.
Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
13.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.
Waiver. The Company and the Executive acknowledge and agree that the Company may unilaterally waive the Executive’s post-employment noncompetition obligations under Section 5(e)(i), and in the event of such a waiver, the Company is not required to pay the Executive any post-employment Noncompetition Consideration under this Agreement. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the Company’s CEO or Chairperson of the Board.
18.
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
20.
Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity.

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21.
Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
22.
Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

REPLIGEN CORPORATION

/s/ Anthony Hunt____________________________________
By: Anthony Hunt
Its: Chief Executive Officer

EXECUTIVE

/s/ Olivier Loeillot
Olivier Loeillot

ACTIVE/123594487

Exhibit A: Current Severance Plan

(filed as Exhibit 10.13 to the Company Annual Report on Form 10-K for the year-ended December 31, 2022)

ACTIVE/123594487